As filed with the Securities and Exchange Commission on May 12, 1999

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-A

             For Registration of Certain Classes of Securities
                 Pursuant to Section 12(b) or 12(g) of the
                      Securities Exchange Act of 1934


                             SALANT CORPORATION
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           (Exact name of registrant as specified in its charter)


                 Delaware                               13-3402444
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(State of incorporation or organization)    (I.R.S. Employer Identification
                                                           No.)


       1114 Avenue of the Americas
           New York, New York                             10036
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 (Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


                                                   Name of each exchange on
           Title of each class                    which each class is to be
           to be so registered                           registered
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If this Form relates to the registration of a class of securities  pursuant
to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates (if applicable): _____.

Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock, $1.00 par value per share
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                              (Title of class)


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Item 1.   Description of Registrant's Securities to be Registered.
          --------------------------------------------------------

GENERAL

          On December 29, 1998 (the "Filing Date"), Salant Corporation ("Salant") filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On the Filing Date, Salant also filed with the Bankruptcy Court its chapter 11 plan of reorganization (as amended, the "Plan"). On April 16, 1999, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Plan. The effective date of the Plan occurred on May 11, 1999 (the "Effective Date").

          Pursuant to the Plan, on the Effective Date, Salant, among other things, filed with the Delaware Secretary of State a Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation"), under which the authorized capital stock of Salant as of the Effective Date consists of (i) 45,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock") and (ii) 5,000,000 shares of Preferred Stock, $2.00 par value per share (the "Preferred Stock"). This registration statement on Form 8-A pertains only to the Common Stock. Pursuant to the Plan, on or as soon as practicable after the Effective Date, Salant will issue to the holders of (i) Salant's 10-1/2% Senior Secured Notes due December 31, 1998 an aggregate of 9,500,000 shares of Common Stock and
(ii) Salant's existing common stock an aggregate of 500,000 shares of Common Stock. No Preferred Stock was issued on the Effective Date. Pursuant to the Certificate of Incorporation, Preferred Stock may be issued in one or more series as determined from time to time by Salant's Board of Directors (the "Board") without further approval of the stockholders. Upon issuance of Preferred Stock, the Board will fix the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such Preferred Stock, to the full extent permitted by law. Pursuant to the Certificate of Incorporation, Salant may not create, designate, authorize or cause to be issued any class or series of nonvoting stock.

COMMON STOCK

          The Amended and Restated By-laws of Salant, which were adopted by Salant on the Effective Date (the "By-laws"), provide that the holders of shares of Common Stock are entitled to one vote, in person or by proxy, for each share on all matters submitted to a vote of Salant's stockholders. Except as the General Corporation Law of the State of Delaware (the "General Corporation Law") or the Certificate of Incorporation may otherwise provide, the holders of a majority in voting power of the issued and outstanding shares of capital stock of Salant entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business. Under the By-laws, the stockholders present at a meeting may adjourn the meeting despite the absence of a quorum. When a quorum is once present, it is not broken by the subsequent withdrawal of any stockholder. Under the By-laws, any action required or permitted to be taken by the stockholders of Salant may be effected at a duly called annual or special meeting of such stockholders, setting forth the action so taken. The By-laws provide that special meetings of stockholders may be called by the Board or by stockholders holding together at least 25% in voting power of all the shares of Salant entitled to vote at the meeting. Any action which may be taken at a meeting of the stockholders may be taken by the written consent of the holders of not less than the minimum number of votes that would be necessary to take such action. The initial Board consists of the five persons identified in the Plan. The Board will be divided into three classes; the first class, the second class and the third class. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; (provided, however,) that the directors designated as members of the first class pursuant to a notice filed with the Bankruptcy Court (the "Notice") shall serve for a term ending upon the election of directors at the first annual meeting next following the end of the calendar year 1999, the directors designated as members of the second class pursuant to the Notice shall serve for a term ending upon the election of directors at the second annual meeting next following the end of the calendar year 1999 and the directors designated as members of the third class pursuant to the Notice shall serve for a term ending upon the election of directors at the third annual meeting next following the end of the calendar year 1999. The Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds (or such greater proportion as may otherwise be required by any specific provision of the Certificate of Incorporation) of Common Stock entitled to vote generally as to the election of directors is required to amend, repeal or adopt any provision inconsistent with paragraph (b) of Article SIXTH (i.e., shareholder action by written consent), paragraphs (c) and (m) of Article SEVENTH (i.e., election, term and filling of vacancies of members of the Board) and the last sentence of Article NINTH of the Certificate of Incorporation (i.e., amending certain provisions of the Certificate of Incorporation). There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of Salant. Under the By-laws, subject to the provisions of the General Corporation Law and the Certificate of Incorporation, dividends on the shares of capital stock of Salant may be declared by the Board at any regular or special meeting, and may be paid in cash, in property or in shares of stock of Salant. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions. The By-laws provide that Salant shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of Common Stock.

          The Plan requires that Salant use its reasonable best efforts to cause the Common Stock to be listed on a national securities exchange or the NASDAQ National Market System. Salant intends to make application for inclusion of the Common Stock on the NASDAQ National Market System.


Item 2.   Exhibits.
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          1.1  Amended and Restated Certificate of Incorporation of Salant
               Corporation, filed with the Secretary of State of Delaware and made effective as of the Effective Date.

          1.2 Amended and Restated By-laws of Salant Corporation effective as of the Effective Date.

          1.3 First Amended Chapter 11 Plan of Reorganization for Salant Corporation, dated February 3, 1999 (incorporated herein by reference to Exhibit 2.5 of Salant's Current Report on Form 8-K filed on April 30, 1999).

          1.4 Form of Registration Rights Agreement (incorporated herein by reference to Exhibit B to Exhibit 2.5 of Salant's Current Report on Form 8-K filed on April 30, 1999).

          1.5 Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the First Amended Plan of Reorganization of Salant Corporation, dated April 16, 1999 (incorporated herein by reference to Exhibit 99.3 of Salant's Current Report on Form 8-K filed on April 30, 1999).


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                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:   May 12, 1999

                             SALANT CORPORATION


                             By:/s/ Todd Kahn
                                -------------------------------------------
                                Todd Kahn,
                                Chief Operating Officer and General Counsel